The American Funds Income Series
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$65,602
Class B	$3,458
Class C	$6,793
Class F-1	$2,617
Class F-2	$808
Total	$79,278
Class 529-A	$2,129
Class 529-B	$257
Class 529-C	$827
Class 529-E	$120
Class 529-F-1	$139
Class R-1	$150
Class R-2	$2,205
Class R-3	$2,244
Class R-4	$2,115
Class R-5	$1,259
Class R-6	$7,489
Total	$18,934

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2033
Class B	$0.1505
Class C	$0.1470
Class F-1	$0.2019
Class F-2	$0.2202
Class 529-A	$0.1987
Class 529-B	$0.1422
Class 529-C	$0.1425
Class 529-E	$0.1786
Class 529-F-1	$0.2132
Class R-1	$0.1459
Class R-2	$0.1472
Class R-3	$0.1767
Class R-4	$0.2006
Class R-5	$0.2218
Class R-6	$0.2254

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	314,350
Class B	20,913
Class C	44,381
Class F-1	13,564
Class F-2	3,456
Total	396,664
Class 529-A	11,023
Class 529-B	1,776
Class 529-C	5,988
Class 529-E	694
Class 529-F-1	696
Class R-1	1,012
Class R-2	15,399
Class R-3	12,807
Class R-4	10,322
Class R-5	7,052
Class R-6	36,975
Total	103,744

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.16
Class B	$14.16
Class C	$14.16
Class F-1	$14.16
Class F-2	$14.16
Class 529-A	$14.16
Class 529-B	$14.16
Class 529-C	$14.16
Class 529-E	$14.16
Class 529-F-1	$14.16
Class R-1	$14.16
Class R-2	$14.16
Class R-3	$14.16
Class R-4	$14.16
Class R-5	$14.16
Class R-6	$14.16